UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

FARMER BROS. CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On November 14, 2016, Farmer Bros. Co. issued the following statement.

Farmer Bros. Co. Warns Stockholders that the Waite Group

is Seeking Control of the Company

Electing the Waite Group’s Nominees Would Give Them Control of the Board and the Company with No

Control Premium to Other Stockholders

The Waite Group’s Unqualified, Hand-Picked Nominees Have Personal Ties to Members of the Farmer

Family that Would Compromise the Independence of the Board

The Waite Group Tries to Disguise its Focus on the Reinstatement of the Cash Dividend to Meet Personal

Financial Needs at the Cost of Destroying Value for Other Stockholders

The Board Urges Stockholders to Protect Their Investment by Voting “FOR” Each of Farmer Bros.’ Highly

Qualified Director Nominees on the GOLD Proxy Card

FT. WORTH, Texas – November 14, 2016 – Farmer Bros. Co. (NASDAQ: FARM, the “Company” or “Farmer Bros.”) today mailed a letter to its stockholders in connection with the Company’s upcoming 2016 Annual Meeting of Stockholders to be held on December 8, 2016.

Highlights from the letter include:

•	The Waite Group’s attempt to control the Farmer Bros. Board and your Company places your investment at risk. The Board believes the election of the Waite Group’s nominees, combined with Farmer family representatives already on the Board, would effectively lead to a change of control of the Board and Farmer Bros., give the Waite Group the power to replace the Company’s leadership and derail the Company’s proven turnaround plan.

•	If the Waite Group nominees are elected, the Company’s leadership would revert back to a time when Farmer Bros. was operated like a private company, rather than a public company focused on the best interest of all stockholders. Contrast that to the current Farmer Bros. Board which takes seriously the fiduciary duties and standards of professionalism and oversight that are required of a board of directors of a public company.

•	The Waite Group tries to disguise its focus on the reinstatement of the cash dividend to meet personal financial needs at the cost of destroying value for other stockholders, and fails to acknowledge that, under the oversight of the current Board and management team, Farmer Bros.’ stock price has appreciated over 225% since March 2012, representing strong value creation of over $400 million for stockholders.[i]

•	The Waite Group intentionally misleads stockholders by suggesting that, if elected, the Waite Group’s nominees would cause the Company to explore all reasonable options to maximize stockholder value, when Carol Farmer Waite has stated, under penalty of perjury in ongoing litigation, that she has no interest in selling her shares in Farmer Bros.

•	Unlike the current Board, including the Company’s three nominees for reelection, the Waite Group’s hand-picked nominees lack the qualifications or experience necessary to lead Farmer Bros. and protect the interests of all stockholders. In addition, the Waite Group’s hand-picked nominees have personal ties to the Waite Group and members of the Farmer family that would compromise the independence of the Board if elected.

The full text of the letter being mailed to stockholders follows:

VOTE THE ENCLOSED GOLD PROXY CARD TODAY

“FOR” ALL THREE OF FARMER BROS.’ HIGHLY QUALIFIED DIRECTOR NOMINEES

November 14, 2016

Dear Farmer Bros. Co. Stockholder:

The stockholder group led by Carol Farmer Waite has nominated a dissident slate of unqualified director nominees with personal ties to the Farmer family in an attempt to control the Company. If elected, these nominees would seriously jeopardize your investment and the future of Farmer Bros. Co. (the “Company” or “Farmer Bros.”). The election of the Waite Group’s hand-picked nominees would effectively change control of the Farmer Bros. Board and give the Waite Group the power to replace the Company’s leadership and derail the Company’s proven turnaround plan. The Board believes the Waite Group is only interested in reinstating a cash dividend to meet personal financial needs at the cost of destroying stockholder value for other stockholders. The Waite Group fails to provide any plan for the Company’s future or any changes to the Company’s current operating model or strategic decisions that would enhance stockholder returns.

Surrendering control of the Board to the Waite Group will return your Company to the days when Farmer Bros. was operated like a private company rather than as a public company focused on the best interests of all stockholders.

Your Board – including its three nominees for reelection, Michael H. Keown, Charles F. Marcy and Christopher P. Mottern – and the Company’s management team remain focused on the interests of all stockholders and have a demonstrated track record of stockholder value creation and taking action to ensure the long-term success of Farmer Bros.

I urge you to protect your investment in Farmer Bros. against the personal interests and agenda of the Waite Group and vote “FOR” all three of the Company’s experienced and highly qualified director candidates on the GOLD proxy card.

YOUR INDEPENDENT BOARD IS COMMITTED TO PROTECTING THE INTERESTS OF

ALL STOCKHOLDERS, WHILE THE WAITE GROUP WANTS TO

CONTROL THE COMPANY TO FOCUS ON ITS NARROW AGENDA

The current Farmer Bros. Board, including the Company’s three nominees for reelection, adheres to and takes seriously the fiduciary duties and standards of professionalism and oversight that are required of a board of directors of a public company. The Board has regularly obtained the counsel of independent advisors to assist in its evaluation of Farmer Bros.’ strategy and analysis of operating initiatives. In addition, the Board and management team have initiated and overseen a significantly more robust stockholder engagement program, regularly speaking with stockholders, new investors and sell-side analysts, along with initiating the practice of holding quarterly earnings conference calls.

Meanwhile, the Waite Group is attempting to revert the Company’s leadership back to a time when Farmer Bros. was operated like a private company focused on the narrow interest of insiders rather than the best interests of all stockholders.

One of many stockholder lawsuits filed during the Farmer family reign was filed by Professor Leonard Rosenthal in 2003 on behalf of the Company’s minority stockholders against the Company and its Board, including the Waite Group’s nominee John Samore, Jr., for alleged violations of the Investment Company Act and breach of their fiduciary duties, claiming the Company had pursued a strategy to keep the value of its stock low to minimize family inheritance taxes. Franklin Mutual Advisors (“FMA”), one of the Company’s largest institutional stockholders at the time, issued the following statement on December 18, 2003:

“The claims pressed in the lawsuit are consistent with FMA’s long-held belief that Farmer Brothers’ board of directors and management have taken actions or acquiesced in activities which, in our opinion, do not serve the best interests of the shareholders of the company, but rather serve to entrench the interests of the company’s current management and those members of the Farmer family who have long been the company’s dominant shareholders.”

Securities and Exchange Commission filings by FMA cited a litany of complaints about the Board and management at the time stating that “management has consistently ignored the interests of its public shareholders.” Franklin also argued that Farmer Bros. at the time was managed as a “closely held family operation” rather than a public company, and charged that the Board at the time, including Mr. Samore, had agreed to make “exorbitant payments” to insiders.ii

At that time, a group of large stakeholders had been pushing Farmer Bros. to “add more independent directors, provide more financial information, talk to Wall Street analysts.”iii

More recently, on September 5, 2016, Farmer Bros. stockholder Grand Slam Asset Management issued a statement which noted the following:

“The FARM of the last few years has become a very different company than the paternalistic, myopic business that was run by later members of the Farmer family and their handpicked successors…We now have a management team committed to running a profitable company that actually communicates to its shareholders and responds to the challenges of competing in a mature industry.”

THE WAITE GROUP TRIES TO DISGUISE ITS FOCUS ON REINSTATEMENT

OF THE CASH DIVIDEND TO MEET PERSONAL FINANCIAL NEEDS

AT THE COST OF DESTROYING VALUE FOR OTHER STOCKHOLDERS

The Waite Group deliberately misleads stockholders and tries to disguise its focus on the reinstatement of the Company’s cash dividend to meet personal financial needs. Carol Farmer Waite has repeatedly expressed to the Board and management at the Company’s annual stockholder meetings and in other communications of her desire for Farmer Bros. to begin paying dividends again. When Carol Farmer Waite and one of the Waite Group’s nominees, John Samore, Jr., served on the Board, the Company allocated capital to dividends despite Farmer Bros. accumulating significant financial losses, while the current Board and management team have allocated capital toward initiatives to generate long-term growth, maximize efficiencies and drive stockholder value.

The Waite Group is also being disingenuous with stockholders by suggesting that, if elected, the Waite Group nominees would cause the Company to “explore all reasonable options to maximize shareholder value.”The reality is that Carol Farmer Waite has stated, in litigation under penalty of perjury, that she has no desire or intention to sell any Company shares held in the trusts.iv Ms. Waite is also well aware that her sister, Jeanne Farmer Grossman (a member of the Board), is defending a similar litigation matter brought by Richard F. Farmer, Ph.D. with respect to diversifying the trusts for which Ms. Grossman and Dr. Farmer are co-trustees, and that she and Ms. Grossman have both taken nearly identical positions in the litigation.

As Farmer Bros. notes in its Definitive Proxy Statement, the Board has formed a Strategy Committee, and the Board remains well advised and will continue to review all alternatives to enhance value for all stockholders with a focus on driving sustainable value. Moreover, the Waite Group dismisses the significant stockholder value creation that has occurred since March 13, 2012, when the Board appointed Mr. Keown as President and Chief Executive Officer of Farmer Bros. During this period, the Company’s stock price has appreciated over 225%, representing strong value creation of over $400 million for all stockholders. In that timeframe, the Company’s total stockholder return has outperformed the Russell 2000 Index as well as the Food Processing Index. Additionally, the Company’s total stockholder return has consistently outperformed both the S&P 500 and its peer set over almost any timeframe since 2012.[v]

THE WAITE GROUP CONTINUES TO MAKE FALSE AND MISLEADING STATEMENTS

IN AN ATTEMPT TO DISTRACT STOCKHOLDERS FROM ITS EFFORT TO

TAKE CONTROL OF THE FARMER BROS. BOARD AND COMPANY

The Waite Group’s latest false assertions are regarding an amendment to the Employee Stock Ownership Plan (“ESOP”) to an approach that is consistent with the U.S. Department of Labor’s positionvi and a claim that all the ESOP shares have been voted. In fact, the ESOP shares have not been voted and ESOP participants have the right to vote in the same manner as they always have. As required by law and the terms of the ESOP, each participant has the right to direct the Trustee how to vote his or her shares with respect to the ballot items. The Trustee is then bound to vote those shares as directed; subject only to the Trustee’s overriding fiduciary duty under the Employee Retirement Income Security Act (“ERISA”). The change to the ESOP voting policy protects the legal rights of participants to direct the voting of their allocated shares on a one-vote-per-share basis like all other stockholders, and simply requires the Trustee to exercise its independent fiduciary discretion over the voting of shares that: a) have not been allocated to participant accounts; and b) have been allocated but for which no voting instructions were timely received by the Trustee. The Trustee of the ESOP is an experienced ERISA fiduciary that, by law, will act for the exclusive benefit of all ESOP participants and is fully independent of Farmer Bros. and its Board and management.

The Waite Group also mischaracterizes the replacement of Jeanne Farmer Grossman on the Company’s Compensation Committee. The Waite Group falsely asserts that Ms. Grossman was removed from the Compensation Committee in “an attempt to stifle any differing views.” The truth is that Ms. Grossman was removed after questionable actions were taken in her capacity as a director that were inconsistent with her fiduciary duties to serve the interests of all stockholders. As a result of these actions, the Board ultimately determined that Ms. Grossman was no longer independent under the NASDAQ standards and was therefore no longer qualified to serve on any of the Company’s standing committees. Ms. Grossman took unauthorized actions on behalf of the Compensation Committee while she was the sitting Chair of the Committee, including the unauthorized engagement of a compensation consultant without discussing the engagement with any other member of the Committee and then falsely presenting data from the consultant as having been developed by herself. Ms. Grossman then communicated to the Board that she would personally pay for the consultant when, in fact, she had submitted the invoice to Farmer Bros. for payment.

THE WAITE GROUP’S UNQUALIFIED, HAND-PICKED NOMINEES HAVE PERSONAL TIES THAT WOULD COMPROMISE THE INDEPENDENCE OF THE BOARD

Unlike the current Board, including the Company’s three nominees for reelection, the Waite Group’s nominees lack the qualifications or experience necessary to lead Farmer Bros. and protect the interests of all stockholders. In addition, the Waite Group’s nominees have deep personal ties to the Waite Group and members of the Farmer family that would compromise the independence of the Board, if elected. Specifically:

•	Jennifer Gonzalez-Yousef is a personal friend of Suzanna Waite, wife of Jonathan Waite and daughter-in-law of Carol Farmer Waite. She is not an executive officer in her current role at WNS (Holdings) Limited, has no other executive management experience and has never served on a public company board. She does not have any experience in finance or capital management and the Waite Group has not demonstrated that she has the ability to read audited financial statements at the level required of a public-company director. The Board believes Ms. Gonzalez-Yousef would bring no skills or expertise to the Board that are not already better represented by its current directors.

•

Tom Mortensen has deep ties to members of the Farmer family, having spent his entire professional career at Farmer Bros. Despite his decades of employment at Farmer Bros., Mr. Mortensen does not have any C-level executive experience, has never served on a public company board and does not hold either an undergraduate or advanced college degree. In addition, the performance of the Company’s DSD division suffered under his leadership and the

Waite Group has not demonstrated that Mr. Mortensen has the ability to read audited financial statements at the level required of a public-company director. Further, he would not be considered “independent” under NASDAQ standards and thus would be unable to serve on any of the Board’s standing committees.

•	John Samore, Jr. also has deep ties to the Waite Group and members of the Farmer family, having served on the Board from 2003 to 2007 when a Farmer family member led the business and overlapping with Carol Farmer Waite’s own tenure on the Board for two years. Notably, Farmer Bros. experienced declines in both revenue and profitability as well as a 28% decline in its stock price during the time Mr. Samore served on the Board. Mr. Samore’s only experience as a public company director is on the Farmer Bros. board during a period that saw numerous stockholder lawsuits, including Professor Rosenthal’s lawsuit, the reincorporation of the Company in Delaware and adoption of a poison pill that the current board let lapse and the use of $111 million of the Company’s assets to settle a dispute within the Farmer family.vii The only time Mr. Samore stood for reelection, Glass Lewis & Co. recommended a withhold vote.

Board with the Company’s Nominees	Board with the Waite Group Nominees

✓ 5 directors are independent

✓ 4 of the independent directors are former CEOs of public and private companies in the food and foodservice industry

✓ 2 of the independent directors qualify as financial experts under applicable SEC rules

✓ 1 director is a Farmer family member

× All directors will have personal ties to the Waite Group and Farmer family

× 1 director will be a Farmer family member

× 1 director is a former CEO of Farmer Bros.

× 2 director seats will be vacant under control of the Waite Group

× The Board will not have the necessary skills or independence to fill the standing committees required by the SEC and NASDAQ

THE ELECTION OF THE WAITE GROUP’S NOMINEES WILL GIVE EFFECTIVE CONTROL OF THE

BOARD AND COMPANY TO THE WAITE GROUP

WITHOUT PAYING A CONTROL PREMIUM

The election of the Waite Group’s nominees would effectively change control of the Board and Farmer Bros. without paying all stockholders a control premium. While the Waite Group attempts to mislead stockholders by claiming that the Board lacks significant stockholder representation, and that the election of its nominees will constitute a minority on the Board, in reality, three of the seven directors currently on the Board are either a member of the Farmer family or serve on the Board as a result of Farmer family actions or requests. Specifically:

•	The Farmer family is already represented on the board by Jeanne Farmer Grossman, the sister of Carol Farmer Waite.

•	Guenter W. Berger, Chairman Emeritus, has served on the Board since 1980, when he was appointed by the controlling members of the Farmer family, and was an employee of Farmer Bros. for more than 47 years.

•	Hamideh Assadi, a former manager in the Company’s tax department, was appointed to the Board in 2011 upon the recommendation of Dr. Farmer.

Election of the Waite Group nominees will also lead to the loss of additional highly qualified and experienced Farmer Bros. directors due to expected resignations of current directors if the Waite Group gains control of the Board. Importantly, prior to Mr. Samore’s retirement from the Board in 2007, Ms. Assadi, then a manager in the Company’s tax department and currently a Board member, wrote a letter to the Board to express her concerns regarding the difficulty of her interactions with Mr. Samore. Ms. Assadi has since informed the Board that she will resign if Mr. Samore is elected, putting an additional Board seat under control of the Waite Group and its hand-picked nominees. More recently, Randy C. Clark has indicated to the Board that he also would choose to resign rather than serve on a Board dominated by the Waite Group and focused on their narrow agenda and personal interests above the best interests of the Company and all stockholders.

Should the Waite Group’s nominees be elected and Ms. Assadi and Mr. Clark resign, the Waite Group, together with current Farmer-family appointees and family members, will hold all seats on the reconstituted Board. The Waite Group would have the power to replace senior management and has made it clear they would replace Mr. Keown.

THE FUTURE OF FARMER BROS. DEPENDS ON YOUR VOTE

The future of Farmer Bros. and your investment depend on the management team continuing to successfully execute its proven turnaround plan, under the leadership of a Board that is highly engaged and has the right mix of independence, C-level executive experience, industry expertise, knowledge of the Company and Farmer family representation and is focused on the interests of all stockholders. It is clear that the Waite Group has no plan for Farmer Bros.’ future other than to take control of the Board and replace the Company’s leadership, which would ultimately derail the Company’s proven turnaround plan and destroy stockholder value. Your Board strongly believes that the Waite Group’s hand-picked nominees lack qualifications, experience and independence and would revert Farmer Bros. back to a time when it was operated like a private company and the ownership interests of any stockholders outside the Farmer family were not acknowledged. In stark contrast, Farmer Bros.’ current Board and management team are well positioned to guide the Company into the future and maximize value for all stockholders.

We encourage you to vote today by signing and dating the enclosed GOLD proxy card and returning it in the postage-paid envelope provided, or by voting over the Internet or by telephone.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Randy E. Clark

Randy E. Clark

Chairman of the Board

Your Vote Is Important, No Matter How Many or How Few Shares You Own

If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below:

470 West Avenue

Stamford, Connecticut 06902

Stockholders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company is a direct distributor of coffee to restaurants, hotels, casinos, offices, quick service restaurants, convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers.

Headquartered in Fort Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company’s portfolio features a wide range of coffees including Farmer Brothers®, Artisan Collection by Farmer Brothers™, Metropolitan™, Superior®, Cain’s™ and McGarvey®.

Forward-looking Statements

Certain statements in this communication constitute “forward-looking statements.” When used in this communication, the words “will,” “expects,” “anticipates,” “estimates” and “believes,” and similar expressions and statements that are made in the future tense or refer to future events or developments, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the expected cost savings relating to the Company’s corporate relocation. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in our most recent annual, periodic and current reports filed with the SEC.

Undue reliance should not be placed on the forward-looking statements in this communication, which are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.

Important Additional Information and Where to Find It

Farmer Bros. Co. has filed a definitive proxy statement and accompanying GOLD proxy card with the SEC in connection with the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s definitive proxy statement, including the schedules and appendices thereto.

THE COMPANY URGES ITS INVESTORS AND STOCKHOLDERS TO READ CAREFULLY AND IN THEIR ENTIRETY THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS), THE ACCOMPANYING GOLD PROXY CARD AND ANY OTHER DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Farmer Bros. Co., certain of its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s 2016 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s definitive proxy statement for its 2016 Annual Meeting. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s definitive proxy statement for the 2016 Annual Meeting, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 or Annual Statements of Changes in Beneficial Ownership of Securities on Form 5 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

Copies of the definitive proxy statement (including any supplements or amendments), the accompanying GOLD proxy card, and any other documents filed by the Company with the SEC are available free of charge at the SEC’s website at www.sec.gov. Copies are available free of charge at the Investor Relations section of the Company’s website at www.farmerbros.com.

Additional Information

INVESTOR CONTACT:

Isaac N. Johnston, Jr.

(682) 549-6663

Tom Ball / Mike Verrechia

Morrow Sodali

(203) 658-9400

MEDIA CONTACT:

Kelly Sullivan / Ed Trissel / Leigh Parrish

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

[i]	Stock price appreciation, stockholder value and total stockholder return from 03/13/2012 through 09/28/2016
ii	November 24, 2003 Los Angeles Times article, “Exec’s Remarks Stir Farmer Bros. Battle”
iii	November 24, 2003 Los Angeles Times article, “Exec’s Remarks Stir Farmer Bros. Battle”
iv	In the Matter of Declaration of Trust, dated May 3, 1972, FBO Roy Francis Farmer, Respondent Carol Lynn Farmer Waite’s Response to Petition for Instructions to (1) Diversify; (2) Distribute Income; and (3) Construe Term dated July 21, 2015
[v]	Stock price appreciation, stockholder value and total stockholder return from 03/13/2012 through 09/28/2016
vi	Herman v. NationsBank Trust Company 125 F. 3d 1354
vii	The Company’s Current Report on Form 8-K filed with the SEC on December 26, 2003